Exhibit 12


                                 DELPHI FINANCIAL GROUP, INC. AND SUBSIDIARIES

                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                  Year Ended December 31,
                                                       ------------------------------------------------------------------------
                                                          2001 (1)      2000 (1)        1999          1998          1997
                                                       ------------- ------------- ------------- ------------- ----------------
Earnings:
    (Loss) income from continuing operations before
      provision for income taxes                           ($6,049)     ($11,444)      $91,786       $106,340     $110,701
    Adjustment for (income) loss of equity investees          (763)       (3,514)        9,191)         8,872      (28,933)
    Distributed income of equity investees                   2,240         8,904         4,165          9,968       26,467
    Interest expense:
       Corporate debt                                       11,604        21,457        18,178         17,369       15,030
       Dividends on Capital Securities of Delphi
         Funding L.L.C.                                      5,808         9,311         9,311          9,311        7,163
    Interest component of rental expense                     2,085         1,812         1,273            703          635
                                                       ------------- ------------- ------------- ------------- ----------------
          Total earnings                                   $14,925       $26,526      $115,522       $152,563     $131,063
                                                       ============= ============= ============= ============= ================
Fixed Charges:
    Interest expense:  Corporate debt                      $11,604       $21,457       $18,178        $17,369      $15,030
       Dividends on Capital Securities of
         Delphi Funding L.L.C.                               5,808         9,311         9,311          9,311        7,163
    Interest component of rental expense                     2,085         1,812         1,273            703          635
                                                       ------------- ------------- ------------- ------------- ----------------
          Total fixed charges                              $19,497       $32,580       $28,762        $27,383      $22,828
                                                       ============= ============= ============= ============= ================

    Ratio of earnings to fixed charges                        0.77          0.81          4.02          5.57          5.74
                                                       ============= ============= ============= ============= ================

(1) The deficiency of $4.6 million and $6.1 million in 2001 and 2000, respectively, is primarily attributable to net realized investment losses which resulted from the other than temporary decline in the market value of certain fixed maturity securities in 2001 and the liquidation of a substantial majority of the investments of Delphi's investment subsidiaries in 2000. These net realized investment losses, which totaled $70.3 million and $138.0 million in 2001 and 2000, respectively, are non-recurring charges which are included in the losses from continuing operations. In addition, the deficiency for 2001 reflects the impact of a charge of $44.3 million for reserve strengthening primarily related to an unusually high number of large losses in our excess workers' compensation business.



For the purpose of computing the ratios of earnings to fixed charges, earnings consist of pre-tax (loss) income from continuing operations adjusted to include distributed earnings of equity investees plus fixed charges. Fixed charges consist of interest expense, including amortization of debt discount, and such portion of rental expense as is estimated to be representative of the interest factor, all on a pre-tax basis.
